Exhibit 99
TEXT OF THE AMENDMENT TO BYLAWS
OF
E. I. DU PONT DE NEMOURS AND COMPANY
Effective March 4, 2009
ARTICLE I
MEETING OF STOCKHOLDERS
     SECTION 6. Voting. Each stockholder entitled to vote at any meeting shall be entitled to one vote for each share held of record, in person, by written proxy or by any permissible means of electronic transmission, provided that such electronic transmission must either contain, or be submitted with, information from which it can be determined that it was authorized by the stockholder. Upon the demand of any stockholder, such stockholder shall be entitled to vote by ballot. ~~All elections and questions shall be decided by plurality vote, except as otherwise required by statute.~~ Except as otherwise provided by law or by the Certificate of Incorporation:
(a)	each director shall be elected by the vote of a majority of the votes cast with respect to that director’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of the stockholders for which the Secretary of the Company receives a notice or otherwise becomes aware that a stockholder has nominated a person for election to the Board at any time prior to any meeting of stockholders or at such meeting. For purposes of this Section 6, a majority of the votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” a director’s election; and

(b)	whenever any corporate action other than the election of directors is to be taken, it shall be decided by plurality vote, except as otherwise required by statute.